Exhibit 10.47
DISTRIBUTION AGREEMENT
This DISTRIBUTION AGREEMENT (“Agreement”) effective between CytoCore, Inc. (“CytoCore”), a corporation organized and existing under the laws of the State of Delaware, United States of America whose principal address is 414 N. Orleans, Chicago 60601 and Palex Medical SA (“Distributor”), organized and existing under the laws of whose principal address is Johann Sebastian Bach, 12, 08021 Barcelona, Spain. (Distributor and CytoCore may sometimes be referred to herein individually as a “party” or collectively as the “parties”).
IN CONSIDERATION of the mutual promises and payments contained herein the parties hereto agree as follows:
1.	APPOINTMENT OF DISTRIBUTOR.

CytoCore hereby appoints Distributor as the exclusive Distributor in (“Area”) of the products set forth on Schedule A annexed hereto as of the date hereof and such other products (if any) as may be added to the said Schedule by mutual agreement (“Products”). CytoCore may delete any Products from Schedule A at any time in its sole discretion upon written notice to Distributor.

2	SUPPLY OF PRODUCTS

a.	CytoCore or its designee shall sell and Distributor shall purchase such quantities of Products (as are agreed herein) for sale in the Area. CytoCore may from time to time change the source of supply of Products and, if CytoCore or its designated supplier shall discontinue the manufacture, sale or promotion of any Product, CytoCore shall delete such Product Schedule A and cease selling the Product to Distributor. Distributor shall be entitled to continue selling such Product in the Area until such time as the stocks of such Product held by Distributor have been exhausted unless CytoCore advises Distributor to return such inventory to Cytocore.

b.	CytoCore or its designee shall sell and Distributor shall purchase Products at prices established in accordance with Schedule A.

c.	Risks for Products shall pass to Distributor when Products are delivered into the Area covered by this agreement and Distributor shall thereafter be responsible for any damage to or loss of Products. Distributor shall notify CytoCore of the details of any incorrect delivery or of any damage to or shortage in any delivery within eight (8) working days of the receipt thereof by Distributor. Title in and to the Products shall pass to Distributor upon receipt of the Products by Distributor in accordance with clause 2(e) of this Agreement.

d.	Distributor shall not knowingly re-export or sell Products for sale outside the Area without the prior written consent of CytoCore, except that nothing in this

Agreement shall prevent Distributor from accepting unsolicited orders from outside the Area for the Products, as long as there is no exclusive distributor for the Area.

e.	Distributor shall pay the price stated on the invoice by 50% prepayment and 50% net 60 days for the Initial Term (as defined below at clause 6a) . Distributor shall make payment to CytoCore in the currency of Euros ( ) at such place as CytoCore shall from time to time in writing.

f.	Distributor shall not be entitled by reason of any set off, counter claim, abatement, or other similar deduction to withhold payment of any invoiced amount due to CytoCore. If Distributor fails to pay by the due date any amount payable by it under this Agreement, CytoCore shall be entitled, but not obliged, to charge Distributor interest on the overdue amount payable by Distributor immediately on demand, from the due date up to the date of actual payment, after as well as before judgment at the rate of 2 %per cent above the base rate for the time being of (8%), and fixed sum compensation under the Late Payment of Commercial Debts Regulations 2002. Such interest shall accrue on a daily basis and be compounded quarterly. CytoCore may increase the Base Rate to reflect then market conditions.

g.	During the term of this Agreement Distributor shall provide CytoCore every quarter with a written twelve (12) month forecast containing its best estimates of the number of units of each Product which will be required by Distributor, the production and delivery of which shall be subject to approval by CytoCore (“Forecast”). The Forecast for the immediate next three (3) months shall be binding on Distributor. If notice of termination of this Agreement has been served by either party in accordance with the terms of this Agreement, the Forecast shall be binding on Distributor until such time as this Agreement terminates.

h.	Distributor shall submit written purchase orders to CytoCore or its designee stating both the quantities of Products to be purchased and delivery schedules therefore in accordance with the purchasing procedures mutually agreed upon by CytoCore and Distributor from time to time. CytoCore, upon acceptance of the purchase order from Distributor, shall use its reasonable endeavors to deliver or cause to be delivered to Distributor the quantities of Products set forth in such purchase orders at the times specified therein.

3.	SALVAGE OF DAMAGED GOODS

CytoCore shall have the full right under the Distributor’s insurance policies to possession of any of the Products involved in any loss or damage and shall control the possession of any such Products, even if full payment of same already has been made by Distributor to CytoCore. For the duration of this Agreement, Distributor shall maintain insurance in respect of the Products and will list CytoCore as a “named insured” on the face of the insurance policy. CytoCore, exercising its reasonable discretion, shall be the sole judge as to whether Products involved in any loss or damage under the Distributor’s policies are fit for consumption or sale, or shall be sold or otherwise disposed of. Where payment for Products already has been made by Distributor, Distributor, after deduction of salvage expenses, shall be entitled to all proceeds below the policy retention or deductible. Under no circumstances may Distributor release Products involved in any loss or damage to the insurer without CytoCore’s prior written approval.

4.	RETURN OF MERCHANDISE TO CYTOCORE

CytoCore shall be obliged to accept the return of the Products from Distributor only according to the policy set forth in Schedule B attached hereto.

5.	DISTRIBUTION AND PROMOTION OF PRODUCTS

a.	During the first (six) 6 months of this Agreement from the Effective Date (“Implementation Period”), and annually thereafter, the parties shall work together and provide the other party with all reasonable assistance and information in order to produce a business plan in respect of the Products including, without limitation, minimum purchase requirements (Schedule A) for the Products in the Area, pricing of Products advertising and marketing expense committed by each party and any other aspect relevant to the distribution, sale and promotion of the Products in the Area (“Business Plan”). For this purpose, the parties shall meet no later than one (1) month prior to the end of the Implementation Period, and thereafter annually thereafter for the duration of this Agreement, as amended or extended at a mutually convenient time and location, to review the Business Plan.

b.	The parties will agree on minimum purchase requirements to apply during the Implementation Period, based on current realistic sales trends as at the Effective Date for the Products (or similar or competing products) in the Area. No later than one (1) month prior to the end of the Implementation Period the parties will meet to discuss the minimum purchase requirements of Distributor for the Products for the following twelve (12) month period following the Implementation Period. Within seven (7) days of such meeting, the parties will negotiate in good faith the level of minimum purchase requirements for the Products for the following twelve (12) months (“Yearly Commitment”) and within seven (7) business days shall agree on the parties= respective knowledge of the marketplace in general. Subsequent year volume commitments will be agreed upon in writing by both parties, no later than the end of each twelve (12) months of this Agreement. In the event the parties fail for any reason to agree on minimum purchase requirements for the Products for any calendar year, the minimum purchase requirements for such year shall be deemed to be the same as those established or deemed hereby to be established for the preceding calendar year, or the same as the actual sales in such preceding calendar year if greater, increased in each case by 10 % of the prior twelve month’s sales.. The attainment of such minimum purchase requirements shall be an essential condition to the continuation of this Agreement, and failure shall constitute for CytoCore the right, but without the obligation to CytoCore to terminate this Agreement pursuant to clauses 14(b) (6).

c.	Distributor shall use its best efforts to create and maintain a market for and to increase the sales or Products in the Area, shall provide at its sole expense an organization for the continuous sale, promotion and distribution of the Products throughout the Area, and shall sell, ship, and invoice the Products to purchasers in the Area. In the Area, Distributor shall use its own sales force to sell, promote and distribute the Products. Distributor may not sell, promote or otherwise distribute any products which compete either directly or indirectly with the Products and Distributor shall not establish any branch, or maintain any distribution depot, outside of its Area for the sale of the Products. CytoCore shall not be obligated to provide any resources to Distributor for the obligations set out in this clause except for initial Product training to the Distributor’s sales force and the provision of appropriate marketing materials.

d.	Distributor shall maintain a minimum inventory of Products not less than three (3) months as set forth in the Forecast, as amended from time to time.

e.	CytoCore or its designee shall have the right to inspect and audit at all reasonable times and by previous agreement with Distributor, Distributor’s inventory of the Products and any data related to CytoCore’s business and/or the Products.

6.	Term

a.	This Agreement shall begin on the Effective Date and shall continue in effect, unless sooner terminated as provided herein, for a period of five (5) years (“Initial Term”). At the end of the Initial Term this Agreement will be automatically extended for a further (three) years unless one of the parties has advised the other in writing at least twelve (12) months prior to expiration of the Initial Term that it intends to terminate this Agreement.

b.	In addition to the right of termination granted by Clause 14, CytoCore shall have the right to terminate this Agreement at any time prior to the expiration of its term upon sixty (60) days’ prior this Agreement should Distributor shall fail to attain the annual minimum purchase requirements referred to in clause 5a.above and shall take effect immediately unless otherwise agreed by CytoCore. Distributor shall notify CytoCore as soon as Distributor becomes aware that that the annual minimum purchase requirements are unlikely to be attained.. For the first full calendar year of this agreement a mutually agreed range for the value of purchases will be established by the end of the first quarter. This minimum-maximum range will be agreed by Distributor and CytoCore and relate to purchases for the remaining three-quarters of the first calendar year. In the event CytoCore terminates this Agreement before the end of the Initial Term, CytoCore shall repurchase from Distributor the inventory of Products at prices prevailing at the start of the calendar year in which such Products are to be repurchased by

CytoCore. Such inventory of Products must be in saleable condition and have at least twenty four(24)months shelf life before expiration.
c.	In addition to such other rights of termination granted by clause 14, CytoCore shall have the right to terminate of this Agreement at any time if the continued performance under this Agreement becomes impractical due to the enactment of, or threatened enactment of, any ordinance, statute, regulation, law or similar provision by any local, state or national government. This Agreement shall terminate sixty (60) days after the date of written notice by CytoCore to Distributor.

7.	INTELLECTUAL PROPERTY

a.	Distributor acknowledges and agrees that CytoCore or its Affiliate are the owners of all Intellectual Property Rights incorporated on, in or relating to the Products. For the purposes of this Agreement, “Intellectual Property Rights” includes all intellectual property rights including (without limitation) patients, supplementary protection certificates, pending patents, utility models, trade marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions. Distributor acknowledges that it neither has nor shall secure by this Agreement or by its acts during the term of this Agreement any right to any Intellectual Property Rights incorporated on, in or relating to the Products. Distributor agrees that title to and the right to use all such Intellectual Property Rights incorporated on, in or relating to the Products shall at all times be vested in CytoCore or its Affiliates whether or not such Intellectual Property Rights incorporated on, in or relating to the Products become vested in Distributor, Distributor hereby assigns to CytoCore, including by way of present assignment of present and future rights, with full title guarantee, any Intellectual Property Rights incorporated on, in or relating to the Products, together with all of the goodwill associated therewith to hold the same unto CytoCore, its successors in title and assigns.

b.	Distributor shall make no use of Intellectual Property Rights in or relating to the Products as part of or in conjunction with or in relation to or associated with Distributor’s company name, commercial name, tradename, corporate name, divisional name, subsidiary name, nickname, translated name, transliterated name, trading style, or similar name (hereinafter referred to as Marks”).

c.	Distributor shall comply, at all times, with such rules and regulations as CytoCore may issue with respect to the reproduction or reference to any Intellectual Property Rights incorporated on, in or relating to the Products. In particular, Distributor shall ensure that on all advertising and promotional materials to be used and/or prepared by Distributor relating to the Products, the symbol ® shall be used in conjunction with any registered Marks owned by CytoCore or “TM” in the cast of any unregistered trade marks owned by CytoCore.

d.	Distributor shall make no use of any Intellectual Property Rights incorporated on, in or relating to the Products without CytoCore prior to written consent on Distributor’s material such as, but not limited to, advertising, stationery, bills, business forms, calling cards, or real property signs.

e.	Distributor shall not use any of CytoCore’s trade marks in any way which would tend to allow them to become generic, lose their distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of CytoCore or any Affiliate and shall use its best endeavors not to do anything which would bring into disrepute CytoCore, the Products or any of CytoCore’s trade marks.

f.	Distributor shall not adopt or use any trade mark, symbol or device which incorporates or is confusingly similar to, or is a simulation or colorable imitation of any of CytoCore’s Marks or unfairly competes with any of CytoCore’s trade marks. Distributor shall not any time, whether during or after termination of this Agreement, apply anywhere in the world to register any trade marks identical to or so nearly resembling any of CytoCore’s Marks as to be likely to deceive or cause confusion.

g.	If Distributor believes or becomes aware that third parties are infringing any Intellectual Property Rights incorporated on, in or relating to the Products or are passing-off their products as products of CytoCore or of any of its Affiliates or of any allegation that the Intellectual Property Rights incorporated on, in or relating to the Products infringe the Intellectual Property Rights of a third party, Distributor shall notify immediately Distributor shall not, without the prior written consent of CytoCore, take any action in respect thereof, informal or formal, including but limited to making any admission notifying others or of bringing any legal proceedings or entering into any administrative proceedings against any such alleged infringement or passing off. Distributor shall co-operate fully with CytoCore or its Affiliates in the preparation or prosecution of any legal proceeding or administrative proceeding and shall be reimbursed by CytoCore for its reasonable costs.

h.	CytoCore may defend or initiate proceedings against unauthorized use of CytoCore’s Intellectual Property Rights incorporated on, in or relating to the Products and shall, in its sole discretion, decide what action (including litigation, arbitration or compromise), if any, to take in respect of any infringement or alleged infringement of any of the Intellectual Property Rights incorporated on, in or relating to the Products or any other claim or counterclaim brought or threatened in respect of the Intellectual Property Rights incorporated on, in or relating to the Products. CytoCore shall not be obliged to bring or defend any proceedings, whether for infringement or otherwise in relation to any of Intellectual Property Rights incorporated on, in or relating to the Products, if it decides in its absolute discretion not do so. In the event that Distributor is charged with any infringement of the Intellectual Property Rights of any third party as a consequence of the necessary activities of Distributor hereunder and Distributor notifies CytoCore fully and promptly in writing thereof, CytoCore agrees to defend Distributor in any action taken against it based upon such infringement and to indemnify Distributor in respect of all costs, claims, demands and expenses associated therewith; provide however, CytoCore shall have the sole conduct of such claims and shall have the right to require Distributor to discontinue the acts complained of and to cancel the rights granted by this Agreement in respect thereof.

i.	In any infringement proceedings which are brought by CytoCore, CytoCore shall be entitled to claim in respect of any loss suffered or likely to be suffered by the Distributor, and any costs or damages awarded in respect of such claim shall first be applied to satisfy CytoCore’s costs and expenses and shall then be apportioned between CytoCore and Distributor in accordance with their respective losses.

j.	Distributor shall, on CytoCore’s reasonable request, give to CytoCore or its authorized representative any information as to its use of Intellectual Property Rights incorporated on, in or relating to the Products which may require and will render any reasonable assistance required at reasonable cost in maintaining the Intellectual Property Rights incorporated on, in or relating to the Products.

8.	ADVERTISING AND PROMOTION OF PRODUCTS

a.	As part of the Business Plan to be produced in accordance with clause 5a, CytoCore shall from time to time deliver advertising, promotional and instructional programs for the Products. Such programs may be modified in CytoCore in its sole discretion at any time. Advertisements and the media in which it is to be used, as well as all promotional and instructional materials to be used, must be approved in advance in writing by CytoCore. Distributor shall at its sole expense distribute all promotional and instructional materials supplied by CytoCore from time to time. Distributor shall be free to utilize advertising as is reasonably necessary to promote the sale of the Products in the Area, however any advertising by Distributor with regard to the Products shall be conducted with prior approval in writing by CytoCore.

b.	CytoCore recognizes that Distributor may from time to time request authorization in writing from CytoCore to use the Intellectual Property Rights on, in or relating to the Products. CytoCore grants a non-exclusive royalty-free license to Distributor to use in the Area the Intellectual Property Rights on, in or relating to the Products for the purposes only of fulfilling any orders made pursuant to this Agreement, and performing its obligations under this Agreement. Distributor shall provide CytoCore, for CytoCore’s prior written approval, copies of any materials to be used and/or prepared by Distributor on or in relation to the Products. The right of Distributor to use such Intellectual Property Rights on, in or relating to the Products may unilaterally be revoked by CytoCore at any time and Distributor shall immediately stop such use upon receipt of notification from CytoCore.

9.	RECORDS, REPORTS. AND INSPECTION Within fifteen (15) days after the last day of each calendar month Distributor shall furnish a report to CytoCore in such form as CytoCore may from time to time specify covering Distributor’s performance under this Agreement during the previous calendar month. Distributor shall keep true and correct books of account in which shall be entered contained in any of said reports. CytoCore or its designee shall have the right at any reasonable time to inspect and examine such data, records and books of account and Distributor’s inventory of Products, samples and product literature, and records relating to Products. Review of the Distributor’s books shall be done by a reputable independent auditing company that is acceptable to both parties necessary information to permit Distributor to furnish the data to be

10.	LEGAL MATTERS

a.	Distributor shall notify CytoCore of all laws, regulations, or decrees relating to the purchase, sale and importation, if applicable, of Products and to the carrying the terms of this Agreement and of any transactions contemplated hereby.

b.	The formulae, ingredients or specifications for Products may be changed at any time by CytoCore at the sole discretion of CytoCore when such changes are deemed necessary for any reason satisfactory to CytoCore. When necessary for the maintenance of any applicable registrations, approvals, or consents, CytoCore shall inform Distributor of such changes.

c.	Distributor shall promptly send to CytoCore any data, report or information regarding Products which may come to Distributor’s attention in the Area during the term of this Agreement and shall report promptly to CytoCore any unexpected or serious adverse reactions which arise in patients using Products. The person to contact with respect to any such reactions is Richard Domanik, President., or his successor. Should it be necessary, during the term of this Agreement, to recall the Products due to an error imputable to the manufacture of the Products, or to any third party who handled, worked with or gave advice in respect of the Products or for any other reason, Distributor shall cease selling such Products in the Area and shall provide CytoCore with all reasonable assistance to recall any such Products and shall, at all terms, act in accordance with CytoCore’s directions

d.	Distributor understands that the Business Code of Conduct of CytoCore and its Affiliates dictates that all of the Products are sold only on the basis of quality, service, price and other legitimate marketing attributes, only to duly licensed and authorized parties and that the payment of bribes for any purpose has no place in CytoCore’s business and its absolutely prohibited. Distributor represents and warrants that it will not engage in any conduct which is in violation of any applicable law in the Area, the United States Foreign Corrupt Practices Act, or any other applicable laws or regulations.

e.	CytoCore may in its sole discretion decide to cease the distribution of any of the Products by Distributor in the Area in circumstances where it appears to CytoCore, acting reasonably, that any of the Products may, for whatever reason, be injurious to health or unfit for human consumption or where the continued sale of a Product would be inconsistent with the principles and standards applicable to good food production. The costs associated with any Product recall (including, for the avoidance of doubt, the cost of any of the Products and the costs involved in recalling any of the Products) will be borne by CytoCore. If either party becomes aware of any circumstances which may require the distribution of any of the Products to be suspended under this clause l0f, it shall immediately notify the other party of such circumstances. Distributor shall execute any documents and do all such acts and things in accordance with the reasonable directions of CytoCore to assist with the recall of any Products. CytoCore shall, in its sole discretion, determine when the distribution and sale of the affected Product can recommence. In the event of a recall, the agreed minimum purchase levels will be reviewed by mutual consent.

11.	FORCE MAJEURE Neither CytoCore, nor its Affiliates, or their suppliers shall. be liable for any failure or delay in the delivery of Products occasioned in whole or in part by force majeure, Act of God, strike, lockout, fire, inability to obtain materials or shipping space, boycott, breakdown, war, terrorism, civil commotion, destruction of plant, delay of carrier, any governmental act, requirement, or regulation, or any other cause beyond its control. IN NO EVENT WILL CYTOCORE BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGES DUE TO ANY SUCH CAUSE.

12.	RELATIONSHIP OF PARTIES The relationship between CytoCore and Distributor is and during the term hereof shall be that of the seller and purchaser. Distributor, its agents and employees are not the legal representatives, employees or agents of CytoCore for any purpose and have no right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of CytoCore. Distributor shall make not representation inconsistent with the foregoing during or after termination of this Agreement.

13.	OTHER OBLIGATIONS OF DISTRIBUTOR

a.	Distributor shall not market or sell, distribute or promote any product comparable to or competitive with any Product covered by this Agreement. Distributor may request the CytoCore’s prior written approval. The notice shall specify the source

13.	OTHER OBLIGATIONS OF DISTRIBUTOR

a.	Distributor shall not market or sell, distribute or promote any product comparable to or competitive with any Product covered by this Agreement. Distributor may request the CytoCore’s prior written approval. The notice shall specify the source and name of such product and include a full and complete description of the nature, characteristics, and uses of such product.

b.	Distributor shall maintain in confidence and not use except for purposes of this Agreement any confidential information furnished to it by CytoCore including information contained in any report furnished by Distributor hereunder, all confidential Product information and all advertising programs and plans. Distributor shall impose the same obligation upon its employees and agents, including advertising agencies. Such obligation will not apply in respect of any information which was already in the public domain; or is already known to Distributor or which Distributor acquired from a third party who has the free right to disclose the information to them.

c.	Distributor shall maintain in confidence and not use except for purpose of this Agreement any Confidential Product Information and all advertising programs and plans. Distributor shall impose the same obligation upon its employees and agents, including advertising agencies. Such obligation will not apply in respect of any information which was already in the public domain; or is already known to Distributor or which Distributor acquired from a third party who has the free right to disclose the information to them.

d.	Inasmuch as the laws of particular countries mandate the use of specified ingredients, forms of labels and instructions for use, the precise requirements for which vary from country to country and also frequently differ even as between lines of trade in the same country, Distributor shall resell Products only to purchasers as to whom Products meet all local legal requirements and shall not sell Products to any purchaser that Distributor has reason to believe may resell them otherwise than as provided herein.

e.	CytoCore will not accept any return Products for credit unless (1) Distributor has first obtained CytoCore’s authorization in writing to return such Products in saleable condition and Distributor prepays the return freight, or (2) packaging for the Products is defective, or Distributor becomes aware that the Products are defective, and notice of such defect is received by CytoCore from Distributor within thirty (30) days of delivery of such Products to Distributor.

14.	TERMINATION FOR CAUSE

a.	Subject to clause 6 of this Agreement, failure by any party to comply with any of its material obligations hereunder shall entitle the other party to give the party in default notice requiring it to make good such default. If such default shall not be

b.	CytoCore may (without prejudice to any of its other rights conferred on it by this Agreement by law) terminate this Agreement forthwith by giving notice to such effect in the event.
(1) of war, insurrection, invasion or extended civil commotion in the Area,
(2) that Distributor or any part of its assets is acquired by or otherwise comes under the direct or indirect control of any third party (governmental, private or public) other than the present owners, or
(3) that Distributor becomes insolvent or any insolvency proceedings are instituted by or against it, or
(4) that Distributor engages in illegal activities or conduct which CytoCore deems to damage the commercial reputation of either CytoCore or Distributor or
(5) of any breach by Distributor of any of the provision of Clause 10, 13 (b) (c), or (d) above, or
(6) of any failure to attain the minimum purchase requirements referred to in clause 5b of the Agreement or
(7) of any failure to make the expenditures for advertising and promotion agreed to in clause 8 above, or
(8) that Distributor knowingly without CytoCore’s prior written consent, reexports or sells the Products outside the Area (but excluding any re export or sale of the Products outside the Area by Distributor in response to unsolicited orders), or
(9) Distributor challenges the validity of any of CytoCore’s trade marks.
(10) Distributor, without CytoCore’s prior written consent, sells, promotes, or otherwise distributes products which compete either directly or indirectly with the Products.
c.	The parties hereby agree that any of the above-mentioned events will constitute just cause for termination as provided in this clause 14.

15.	UPON TERMINATION OR EXPIRATION

a.	CytoCore or its designee shall, by giving Distributor written notice within ninety (90) days following the expiration or termination of this Agreement, purchase from Distributor any part of all or Products not theretofore sold by Distributor, at a price, payable in such currency as CytoCore may determine, equal to the sum of the purchase price paid by Distributor plus the actual cost of shipment and importation of such Products, against which amounts due from Distributor may be applied. Such Products must be in saleable condition and have at least 12 months shelf life remaining.

Upon such purchase or upon the expiration of two (2) months from the aforesaid expiration or termination, Distributor shall cease to display or use any Intellectual Property Rights on, in or relating to the Products or signs, labels or other indications identifying Distributor or any products in any way with CytoCore and shall deliver to CytoCore all printed material, including advertising, promotional and instruction material, and all labels and packages, relating to Products, together with all samples, parts, tools, or other equipment relating to Products that CytoCore may have furnished free of charge (other than for shipping and import costs) to Distributor and together with all records of Distributor’s sales necessary for CytoCore to ascertain any outstanding guarantee obligations thereunder.

b.	Following any expiration or termination of this Agreement, Distributor shall immediately cease to make any use of the Intellectual Property Rights on, in or relating to the Products in any way.

c.	Immediately upon termination or expiration of this Agreement, Distributor shall cease in any manner whatsoever to make any reference to its former role as the Distributor of the Products.

d.	Upon the expiration of this Agreement all rights granted or obligations undertaken hereunder shall terminate forthwith except rights and obligations which arose prior to such expiration or termination and those set forth in clauses 7, 8, 9, 10, 15, 16, and 21, and in sub-classes 13(b), (c) and (d). Neither CytoCore or Distributor shall incur any liability to the other by reason of the expiration or termination of this Agreement as provided herein, nor for its non-renewal, whether for loss of goodwill, anticipated profits or otherwise, and CytoCore and Distributor shall accept all rights granted and all obligations assumed hereunder including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

e.	The acceptance of any order form or the sale of any Products to Distributor, after the expiration or termination of this Agreement shall, unless otherwise specified, be subject to all the pertinent terms of this Agreement but shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination thereof.

16.	INDEMNIFICATION

a.	Distributor agrees to indemnify and hold harmless CytoCore, its Affiliates and their respective directors, officers, and employees against any and all claims, demands, proceedings, losses, costs, and expenses which may be brought against or suffered or incurred by CytoCore, its Affiliates or its or their respective directors, officers, and employees, in consequence of any error, mistake, acts, omissions, or negligence on the part of Distributor or any of its employees or agents, in storing, selling, promoting, or distributing any of the Products.

b.	CytoCore agrees to indemnify and hold harmless Distributor, its affiliates, and its directors, officers, and employees, against any and all claims, demands, proceedings, losses, costs, expenses which may be brought against or suffered or incurred by Distributor, its affiliates, or its directors, officer, and employees, in consequence of any error, mistake, or negligence on the part of CytoCore or any of its employees or agents, in promoting, or manufacturing any of the Products. CytoCore shall not, in any event, be liable for indirect or consequential losses, special charges, loss of profit or loss of reputation or goodwill. Distributor shall have no right to an indemnity under this clause 16b to the extent that the negligence of Distributor, or its employees or agents has contributed to the loss, liability or cost for which Distributor is claiming an indemnity.

c.	It shall be a condition of any obligation to defend, indemnify and hold harmless hereunder that the party seeking indemnification (i) promptly notify the party from which indemnification is sought of the assertion of any claim to be covered, (ii) permit the indemnifying party to assume and control the defense thereof, and (iii) co-operate fully in such defense.

d.	Nothing in this Agreement shall in any way exclude or limit either party’s liability for death or personal injury.

17.	ASSIGNMENT

a.	CytoCore may assign all or any part of this Agreement to any Affiliate. Subject clause 17b. below, in all other respects this Agreement and the distributorship and/or sub-distributorship shall be non-assignable. Any non-permitted assignment shall be void.

b.	Distributor may, with CytoCore’s prior written consent, appoint agents for the distribution, sale and promotion of the Products provided that:
(1)	no such sub-license shall relieve Distributor of any of its obligations under his Agreement.

(2)	Distributor shall ensure that any sub-licensee agrees to be bound by the terms of this Agreement, and

(3)	such sub-licensee shall only be used to supplement the existing structure of CytoCore’s business and not for the purposes of creating other opportunities for Distributor.

18.	NOTICES Any notice or report pursuant to this Agreement shall be deemed duly given if sent by prepaid registered mail letter (air mail, if sent overseas), or facsimile addressed to the party at the address or fax number, as applicable, set forth at the beginning of this Agreement, or to such other address or fax number as shall have been furnished in writing.

19.	SEVERABLE CONDITIONS/UNENFORCED PROVISIONS

a.	Any provision of this Agreement held to be void, invalid, or unenforceable, will be construed as severable and will not in any way affect render void, invalid, or unenforceable any other provision of this Agreement, and this Agreement will be carried out as if such void, invalid, or unenforceable provision was not a part of this Agreement.

b.	Failure by any party to exercise any right given in this Agreement or to insist on strict compliance by the other party of any obligation under this Agreement does not constitute a waiver of the Party’s right to later demand exact compliance with the terms of this Agreement.

20.	GOVERNING LAW Any dispute that may arise between the parties in connection with or as a consequence of this Agreement shall be settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by three arbitrators appointed in accordance with its rules. Such arbitration shall be in the English language with arbitration to take place in the City of Madrid, Spain..

21.	ENTIRE AGREEMENT This Agreement, including its Schedules, contains the entire understanding of the parties with respect to the matters herein contained and voids all prior understandings, if any, between the parties with respect to the distribution of the Products. With the exception of changes that may be made by CytoCore at its sole discretion to Schedule A as set forth in clause 2 (a), the Agreement may be changed from time to time only by an instrument in writing signed by an officer of CytoCore and an authorized representation of Distributor.

22.	THIRD PARTY RIGHTS

a.	Except as provide at clause 23b (or insofar as this Agreement otherwise expressly provides that a third party may in his own right enforce a term of this Agreement), a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement but this Agreement does not affect any right or remedy of a third party which exists or is available apart from that Act.

b.	Any Affiliate may rely upon and enforce the terms of clause 16a.

c.	The decision of the Expert shall be final and binding on the parties. The costs of the reference to the Expert (including the costs of any expert appointed by him) and will be borne as agreed between the parties prior to making the reference or, failing such agreement, in accordance with the instructions of the Expert.

d.	Except for any party’s right to seek interim relief in the courts, no party may commence legal proceedings while the dispute resolution procedures referred to in this clause 24 are being undertaken.

23.	EXECUTION IN COUNTERPARTS This Agreement may be executed in one or more counterparts, all of which should be considered one and the same agreement, and should become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

PALEX MEDICAL SA		CYTOCORE, INC.

By:	/s/ Jose Terol Name: Jose Terol	By:	/s/ Bob McCullough Jr. Name: Bob McCullough, Jr.
	Title: General Manager		Title: CFO

SCHEDULE A
PRODUCTS. PRICES. AND QUOTAS
Whether described genetically or by reference to trade mark, only the products having the form and composition in which they are sold by CytoCore on the Effective Date, are intended to be included in this Agreement.
Prices
For the first calendar year from the Effective Date, prices to be charged for the Products by CytoCore to Distributor are as per attached appendix.
Quotas
1.	Annual Quotas

• Period
1.	First 12 Months—600,000 Units

2.	Second 12 Months—1,200,000 Units

3.	Third 12 Months—2,400,000 Units
2.	Terms
•	Orders will be applied against the Annual Quota based on the net invoice price of the Products ordered from and billed by Seller during the Period
     Thereafter, the parties shall meet twelve (12) months after the date hereof during each calendar year of this Agreement to discuss and agree on any increase in prices to be charged for the Products to Distributor by CytoCore. Prices may be changed at other times on agreement between the parties, taking into account market conditions in the Area which have an effect on the distribution, sale or promotion of the Products. Notwithstanding the foregoing, if prices can not be agreed to by both parties acting in good faith, either party may terminate this Agreement upon sixty (60) days’ prior written notice.

SCHEDULE B
A.	CytoCore will only entertain claims for returned Products where same was originally purchased from CytoCore. Proof of purchase must be provided upon request.

B.	Returned Products will be valued at the original sale price or the current price whichever is lower.

C.	Full credit will only be given if CytoCore is notified within twelve (12) months prior to expiry of the returned Product so that arrangements can be made for disposal prior to the Product’s expiry date. This request is made in recognition of the fact that, in most instances, the Products are delivered with expiry dating in excess of one (1) year B twelve (12) months.

D.	In no instance will credit be given for Products for which are returned because of insufficient sales.

E.	Credit will also be denied for Products which have not been stored in accordance with CytoCore’s instructions.

F.	It is not CytoCore’s policy to reimburse Distributor damaged Products but each case will be reviewed at CytoCore’s sole discretion in light of any special circumstances that may necessitate special consideration.

CytoCore Sales Representative will inspect all expired or damaged Products and will issue a Preliminary Credit Report which will be referred to his/her immediate Supervisor for final approval.

Destruction of all expired and/or damaged Products is to be in accordance with the Food and Drugs ordinances within the Area and, if requested, witnessed by a CytoCore Sales Representative.

SCHEDULE C
UNIT BY PRODUCT

ITEM	DESCRIPTION	UNIT PRICE
	Soft Pap™ Disposable	US$5.00
	Soft Pap™ Reusable Handle	US$12.00